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                                                                    EXHIBIT 23.1



                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



As independent public accountants, we hereby consent to the use of our reports on the consolidated financial statements of Holley Performance Products Inc. and Hooker Industries, Inc. and on the combined financial statements of Lunati & Taylor Pistons, Incorporated, Lunati Cams, Incorporated and LMT Motor Sports Corporation, and to all references to our firm included in or made a part of this registration statement of Holley Performance Products Inc., relating to the registration of its 12 1/4% Senior Notes due 2007, Series B.



                                                      /s/ Arthur Andersen


Nashville, Tennessee
October 13, 1999